Exhibit 23 under Item 601/Reg.S-K







INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 41 to Registration Statement No.33-69268 on Form N-1A of our reports dated February 12, 2004 relating to the financial statements of Federated Insurance Series (comprised of the following funds: Federated American Leaders Fund II,
Federated Capital Appreciation Fund II, Federated Capital Income Fund II, Federated Equity Income Fund II, Federated Fund for U.S. Government Securities II, Federated Growth Strategies Fund II, Federated High Income Bond Fund II, Federated International Equity Fund II, Federated Kaufmann Fund II, Federated Prime Money Fund II, Federated Quality Bond Fund II, Federated Total Return Bond Fund II )for the year ended December 31, 2003, and to the reference to us under the heading "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.



Deloitte & Touche LLP

Boston, Massachusetts,
April 26, 2004